Exhibit 2.3

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

Called Higher Studios, Inc.

Called Higher Studios, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on July 22, 2019 (the “Restated Certificate”).

2. Article VIII of the Restated Certificate is hereby amended and restated in its entirely as follows:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing, the above forum selection clause will not apply to any action any action asserting claims under the Securities Act of 1933 or Securities Exchange Act of 1934.

3. These amendments were duly adopted in accordance with the provisions of section 242 of the General Corporation Law.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jason Brown, its Chief Executive Officer, on June 22nd, 2020.

/s/ Jason Brown
Jason Brown, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:46 PM 06/22/2020
FILED 03:46 PM 06/22/2020
SR 20205829574 - File Number 7451540